Trading Symbol (LMD:TSX V) 151 Bloor St West, Ste 890 Toronto Ontario Canada M5S 1S4 T +1 416 927 7000 F +1 416 927 1222 www.lingomedia.com
PRESS RELEASE	FOR IMMEDIATE RELEASE

LINGO MEDIA LAUNCHES SECOND PRIMARY ENGLISH TEXTBOOK PROGRAM

“STARTING LINE” Program Expands to 3 Million Copies Sold to 2 Million Students

Toronto, Canada, December 3, 2003 - Lingo Media Inc. (LMD:TSX V), a leading educational publisher in China, is pleased to announce that the Starting Line English language-learning program has been formally launched in China after a successful pilot test.  To date, in excess of 3 million program components have been sold providing another long-term royalty revenue stream for Lingo Media.

Starting Line was developed and co-published by Lingo Media and China’s largest educational publisher, People’s Education Press (PEP), a division of China's State Ministry of Education.  The program employs interactive communication methods to train and motivate students in grades one to six to build word power in listening, speaking, reading, and writing in English.

In 2001, the Starting Line pilot program was limited to Haidian, a designated “advanced educational district” in Beijing.  More than 400,000 grade one and two students in Haidian took part in the two-year pilot test.  Student acceptance and language retention justified expansion in 2003 to an additional 1.7 million students in new school districts beyond Haidian.

The Starting Line program adds to Lingo Media’s growing royalty revenue stream from China.   Further growth in royalty revenue is anticipated as additional grade levels are introduced and as more schools begin teaching English in grade one.  Four program levels have been released for grades one and two, and in 2004 two new levels will be introduced for grade three.  It is expected that more than 2 million students will learn English with the Starting Line program in 2004.

“The successful pilot and recent launch of the Starting Line program further demonstrates our strengths as one of the leading foreign educational publishers in China,” said Michael Kraft, President, & CEO of Lingo Media.  “Starting Line allows us to expand our coverage of the growing primary school market for English in China.  PEP Primary English covered the Ministry of Education’s mandated English curriculum for grades three to six.  Starting Line will enable us to cover the full grade one to six primary school market and .  further extends our market position in the primary English textbook market in China.”

Lingo Media is a leading publisher of English language learning programs incorporating print, audio/video cassette and CD-based products for students and teachers from pre-school through university.  Founded in 1996, Lingo Media has a commanding presence in the Chinese educational market of more than 200 million English language students. To date, over 45 million units from Lingo Media’s library of more than 140 programs titles have been published and sold in China.

For further information, contact:

Michael Kraft, President & CEO

Tel: (416) 927-7000, ext. 23

Toll Free Tel: (866) 927-7011

Email: investor@lingomedia.com

To learn more, visit www.lingomedia.com

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information contained in this press release and included in our Registration Statement 20-F, and other materials filed with the Securities and Exchange Commission ("SEC") may contain, without limitation, statements regarding market share leadership, compounded aggregate growth rate, and competitive landscape.  Actual results could deviate from these forward-looking statements, which are made as of the date of this press release.  The Company assumes no obligation to update information concerning its expectations.

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